                                                                     EXHIBIT 4.1

                                                                        WACHOVIA
--------------------------------------------------------------------------------
Wachovia Bank of North Carolina, N.A.
Post Office Box 27886
Raleigh, NC 27611-7886

January 10, 1995

Mr. Paul L. Brunswick
Vice President Finance and
 Chief Financial Officer
Goodmark Foods, Inc.
6131 Falls of Neuse Road
Raleigh, NC 27609

Dear Paul:

Wachovia Bank of North Carolina, N.A. (the "Bank"), is pleased to make available to your company a Ten Million Dollar ($10,000,000.00) line of credit. This commitment expires on September 30, 1996, and is subject to the maintenance by your company of a condition satisfactory to the Bank and the execution of loan documents satisfactory to the Bank. This line of credit is subject to a 1/10 of 1% per annum fee on the unused portion, payable quarterly or annually in arrears. Fees shall be calculated on the basis of a 360-day year for the actual number of days in the calculation period.

Borrowings shall bear interest at the Bank's Prime Rate (currently 8.50%), or at your option, the 30-day, 60-day, or 90-day adjusted LIBOR rate, plus Fifty
(50) basis points. The LIBOR rate option is available only when the borrowings exceed $1,000,000.00.

As used herein, the adjusted LIBOR Rate applies to any interest rate period of 30, 60, 90 days, and shall mean a rate per annum equal to the sum of (a) the quotient obtained (rounded upward) if necessary, to the higher one-one hundredth percent) by dividing (i) the applicable London Interbank Offered Rate for such interest period by (ii) 1.00 minus the Euro-Dollar reserve percentage; plus (b) Fifty (50) basis points.

As used herein, the "Prime Rate" refers to the interest rate so denominated and set by the Bank from time to time as an interest rate basis for borrowings.
The Prime Rate is one of several interest rate bases used by the Bank. The Bank lends at interest rates above and below the Prime Rate. The rate of interest shall be calculated on the basis of a 360-day year for the actual number of days in each interest period.

No condition or other term of this commitment may be waived or modified except by a writing signed by both your company and the Bank.

Sincerely,

/s/ John J. Hunt, Jr.
---------------------
John J. Hunt, Jr.
Senior Vice President


Accepted by:  /s/ P.L. Brunswick
              ----------------------------
              P.L. Brunswick
              Vice President & CFO    (Title)
              -------------------------------

              GOODMARK FOODS, INC.

                   January 12, 1995    (Date)
              -------------------------------

                                                                                                                  WACHOVIA
--------------------------------------------------------------------------------------------------------------------------
NOTE



Date January 10, 1995                                                                                      $10,000,000.00
     ----------------                                                                                      --------------
FOR VALUE RECEIVED, the undersigned (hereinafter called the "Borrower") hereby promises to pay to the order of WACHOVIA
BANK OF NORTH CAROLINA, N.A. (hereinafter called the "Lender") at its office where borrowed, in immediately available funds, the sum of Ten Million and no/100*************************************************************** dollars together
                  -------------------------------------------------------------------------------------
with any unpaid interest hereon from date of advance, in accordance with the terms contained in this Note.  The optional provisions applicable to this Note are checked below.

REPAYMENT:
[X] One payment in full of principal and unpaid interest due September 30, 1996
                                                             ------------------
[ ] On Demand
              -----------------------------------------------------------------
[ ]       Payments of $                        beginning                     and thereafter
    -----               ----------------------           -------------------                ----------------------------

    --------------------------------------------------------------------------------------------------------------------

    --------------------------------------------------------------------------------------------------------------------
                                                              until                              ,                     .
    ---------------------------------------------------------       ----------------------------   --------------------
    when the entire principal amount then outstanding and all accrued but unpaid interest shall be paid in full.
[ ] On Demand the principal amount set forth above or the unpaid principal amount of all advances which the Lender actually makes hereunder to the Borrower, whichever amount is less. Each advance and each payment made on account of the principal thereof, shall be evidenced on an attachment hereto; provided, however, any such notation or the failure of the Lender or other holder to make any such notation shall not limit or otherwise affect the obligation of the Borrower with respect to repayment of all advances actually made hereunder. This Note and any attachment hereto shall be used to record the outstanding principal balance advanced hereunder until it is surrendered to the
    Borrower by the Lender, and it shall continue to be used even though there may be periods prior to such surrender when no amount of principal or interest is owing hereunder. If advances of the principal amount hereof are to be made by Lender to the Borrower after the date of this Note, Lender, at its sole discretion, is hereby authorized to make such advances under this Note upon telephonic or written communication of a borrowing request from any person representing himself or herself to be the Borrower or, in the event the Borrower is a partnership or corporation, a duly authorized officer or representative of Borrower.

INTEREST:

Payable: [X] in arrears;  [ ] in advance.
         [X] in addition to the payments described above;   [ ] included in the payments described above.

Payable at the rate per annum of: [ ] Prime Rate plus           %; [ ]          % of Prime Rate; [ ]          % Fixed;
                                                      ---------        --------                      --------
    [ ]  Those rates which may be offered from time to time by the Lender for borrowings of various maturities and agreed to by the Borrower and so noted by the Lender on an attachment hereto. In the event of a good faith dispute among the parties to this Note as to rate under this rate option, the rate shall be the Prime Rate, adjusted for any changes in the Prime Rate as of the day such Prime Rate changes;

    [ ]  The rate(s) set forth in Schedule 1 attached to this Note and incorporated herein by reference;

    [X]  Those rates which have been offered by the Lender to the Borrower in the Loan agreement or Commitment Letter checked below, the provisions of which shall determine such rates, the procedure for the selection of such rates and the time periods for which such rates shall apply.

In no case shall interest exceed the maximum rate permitted by applicable law.

If the interest is based upon the Prime rate, such interest rate will be adjusted on: [X] The day the Prime Rate
changes; [ ] Other                 .
                   ----------------
Due: [ ] On principal payment dates; [X] Other Maturity date of each advance under commitment.
                                               -----------------------------------------------
Interest will be calculated on the basis of [ ] A year of 360 days and paid for the actual number of days elapsed;
[ ] Other                 .
         ----------------

After demand or maturity (whether by acceleration or otherwise), as applicable, interest on any unpaid balance hereof shall be payable on demand at a rate per annum equal to 150% of the Prime Rate, adjusted for any changes in the Prime
Rate as of the day such Prime Rate changes, not to exceed the maximum rate permitted by applicable law.

As used herein, "Prime Rate" refers to that interest rate so denominated and set by the Lender from time to time as an interest rate basis for borrowings. The Prime Rate is one of several interest rate bases used by the Lender. The Lender lends at interest rates above and below the Prime Rate.

All payments on this Note shall be applied first to accrued interest and then to principal.

[ ] The terms and conditions in a Loan Agreement dated                   between the parties hereto, as the same may be
                                                       -----------------
    amended from time to time, shall be considered a part hereof to the same extent as if written herein.

[X] The terms and conditions in a Commitment Letter dated January 10, 1995 from the Lender to the Borrower, as the same
                                                          ----------------
    may be amended, extended or replaced from time to time, shall be considered a part hereof to the same extent as if written herein.

No waiver by the Lender of any default shall be effective unless in writing nor operate as a waiver of any other default on a past or future occasion. The Borrower hereby grants to the Lender and to such Lender's Affiliates (as the case may
be) a security interest in and security title to (i) all other property of the Borrower of every kind or description now or hereafter in the possession or control of the Lender or of any of Lender's Affiliates for any reason including, without limitation, all cash, stock or other dividends and all proceeds thereof, and all rights to subscribe for securities incident thereto and any substitutions or replacements for, or other rights in connection with, any of such collateral and (ii) any balance or deposit accounts of the Borrower, whether such accounts be general or special, or individual or multiple party, and upon all drafts, notes, or other items deposited for collection or presented for payment by the Borrower with the Lender or the Lender's Affiliates (as the case may be), and the Lender and the Lender's
Affiliates (as the case may be) may at any time, without demand or notice, appropriate and apply any of such to the payment of any indebtedness, obligations and liabilities of the Borrower to the Lender or to any of Lender's Affiliates
(as the case may be), now existing or hereafter incurred or arising (hereinafter sometimes referred to collectively as the "Obligations"), whether or not due, with the exception of indebtedness, obligations and liabilities extended in
North Carolina by Lender or by any of Lender's Affiliates that constitute open-end credit under, or are subject to, the disclosure requirements of the Truth-In-Lending Act and Federal Reserve Board Regulation Z. As used herein, "Lender's
Affiliates" means any entity or entities





                                                                                               Wachovia Bank of North Carolina, N.A.


now or hereafter directly or indirectly controlled by Wachovia Corporation or any successor thereto. All parties to this
Note, including the markers, endorsers, sureties and guarantors, whether bound by this or by separate instrument or agreement, shall be jointly and severally liable for the indebtedness evidenced by this Note and hereby (1) waive presentment for payment, demand, protest, notice of nonpayment or dishonor and of protest and any and all other notices and demands whatsoever; (2) consent that at any time, or from time to time, payment of any sum payable under this Note may be extended without notice, whether for a definite or indefinite time; and (3) agree to remain liable until the indebtedness evidenced hereby is paid in full irrespective of any extension, modification or renewal. No conduct of the holder shall be deemed a waiver or release of such liability, unless the holder expressly releases such party in writing. Upon (i) any failure of any Obligor (which term shall include the Borrower and each endorser, surety or guarantor of this Note) to pay any of the Obligations when due or to observe or perform any agreement, covenant or promise hereunder or in any other agreement, note, instrument or certificate of any Obligor to the Lender, or to any of
Lender's Affiliates, now existing or hereafter executed in connection with any of the Obligations, including, but not limited to, a loan agreement, if applicable, and any agreement guaranteeing payment of any of the Obligations; (ii) any default of any Obligor in the payment or performance of any other liabilities, indebtedness or obligations to any other creditor or to allow or permit any other liabilities, indebtedness or obligations to any other creditor to be accelerated; (iii) any failure of any Obligor to furnish Lender current financial information upon request; (iv) any failure of any person to observe or perform any agreement, covenant or promise contained in any agreement, instrument or certificate executed in connection with the granting of a security interest in property to secure the Obligations; (v)
any warranty, representation or statement made or furnished to the Lender by or on behalf of any Obligor in connection with the extension of credit evidenced by this Note proving to have been false in any material respect when made or furnished; (vi) the death, dissolution, termination of existence, insolvency, business failure, appointment of a receiver or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding under any bankruptcy or insolvency laws, state or federal, by or against the Borrower or any other Obligor;
(vii) any discontinuance or termination of any guaranty of any of the Obligations by a guarantor; or (viii) the Lender deeming itself insecure, thereupon, or at any time thereafter, the Lender at its option may terminate any obligation to extend any additional credit or make any other financial accommodation to the Borrower and/or may declare all of the
Obligations to be immediately due and payable. If any Obligation (including but not limited to the Note) is a demand instrument, the statement of a maturity date or the recitation of defaults and the right of Lender to declare any
Obligation due and payable shall not constitute an election by Lender to waive its right to demand payment under a demand at any time and in any event as Lender in its sole discretion may deem appropriate. In the event the indebtedness evidenced hereby is collected by or through an attorney, the holder shall be entitled to recover reasonable attorney's fees and all other costs and expenses of collection. Time is of the essence.

This Note, and the rights and obligations of the parties hereunder, shall be governed and construed in accordance with the laws of the State of North Carolina.

IN WITNESS WHEREOF, the Borrower has executed this Note under seal the day and year set forth above.

Witness:
                                                                -------------------------------------------------- (Seal)
                                                                                 (Individual Borrower)


---------------------------------------------------             -------------------------------------------------- (Seal)
                                                                                 (Individual Borrower)
                                                                Borrower:
---------------------------------------------------

Attest:                                                         Goodmark Foods, Inc.
                                                                --------------------------------------------------
                                                                          (Name of Corporation or Partnership)

/s/ Alvin C. Blalock                                            By /s/ P.L. Brunswick                             (Seal)
---------------------------------------------------                -----------------------------------------------

Title Secretary                                                 Title Vice President & CFO
      ---------------------------------------------                   --------------------------------------------

[Corporate Seal]

   ACCOUNT NUMBER    NOTE   LENDING  FRB   SECUR   NOTE   REPAY    NOTE      TRANSACTION         PRIME RATE       CLASS   BRAN
                    NUMBER  OFFICER  CODE  CODE    TYPE   CODE     QUAL         DATE           CODE - FACTOR

   ----- ----- --   ------  -------  ----  ----    ----   ----     ----   ----- ----- -----   --- --- - -------   -----   ----

 INTEREST PAID TO    INT.        INTEREST/DISCOUNT        FEES COLLECTED         COMMITMENT       COMMIT.    C    TAX    BILLING
       DATE          BASE            COLLECTED                                 ACCOUNT NUMBER     NUMBER    BAL   CODE     CODE

  ---- ---- ----     ---        -- ---- ---- - ----      ----- ---- - ---      ----- ----- --     ------    ---   ----   -- ----

                                                                                               Wachovia Bank of North Carolina, N.A.

                                                                                                                  WACHOVIA
--------------------------------------------------------------------------------------------------------------------------
DIRECTORS' RESOLUTION AUTHORIZING
THE BORROWING OF MONEY AND
CERTIFICATE OF INCUMBENCY

RESOLVED, that this corporation is authorized, from time to time and without limitation, to obtain credit, to discount notes and other receivables with, and to borrow money from, Wachovia Bank of Georgia, N.A. and/or Wachovia
Bank of North Carolina, N.A., (hereinafter called the Bank), pursuant to the attached Acceptance Credit Agreement or otherwise, and that the amounts to be borrowed, the maturities, interest rates, security (if any), and all other terms and provisions of any loan or credit arrangement be left to the discretion of any one of the following officers of the
                                                                                  ---
corporation, or their successors in office,                               CEO, VP CFO, President
                                            ----------------------------------------------------------------------------------
                             ("The President, the Secretary, the Treasurer, any Vice President, any Assistant Treasurer, etc.")

-------------------------------------------------------------------------------------------------------------------------
and that such officer(s) be and they hereby are authorized to execute in the name of this corporation agreements, indemnities, guarantees, notes and other instruments evidencing such credit arrangements, loans or renewals thereof, and to endorse, assign, and guarantee receivables and other obligations discounted.

RESOLVED, that such officer(s) be and they hereby are authorized to designate by written notice addressed to the Bank and on which the Bank may rely another officer or employee of this corporation to act for him on behalf of this corporation hereunder, the power and authority of such designee being as set forth in such written notice.

RESOLVED, that such officer(s) be and they hereby are authorized to give as security for any loans to be obtained from, for credit arrangements with, and for any other liabilities of this corporation to the Bank, then existing or thereafter arising, whether due or not due, however arising or evidenced, any of this corporation's assets, including, but not being limited to, any of the following and combinations thereof: mortgages or deeds of trust upon real or personal property; pledges of, or security interests in, tangible property and pledges or assignments of, or security interests in, intangible properties such as stocks, bonds, or other securities, accounts receivable, rents, warehouse receipts, bills of lading, and insurance policies, and the Bank is authorized to sell, assign and endorse for transfer certificates representing stocks, bonds or other securities now registered or hereafter registered in the name of this corporation; and such officer(s) are authorized to make agreements limiting the rights of this corporation while any such loans remain unpaid or any such credit arrangements are in existence; provided that with respect to giving or perfecting any such security or taking any other action with respect thereto, the signature of only one such officer shall be sufficient to bind this corporation. If the officer(s) specified above exercise their authority to obtain loans, enter into credit arrangements or give security therefor, any other officer or employee is authorized to do all things necessary, convenient, or proper in connection with obtaining the loan or credit arrangement or giving and perfecting the security.

RESOLVED, that all transactions by any of the officers or representatives of this corporation, in its name and for its account with the Bank prior to this meeting, be and the same are hereby ratified and approved.

RESOLVED, that the foregoing powers and authority shall continue in full force until written notice of revocation has been given to the Bank and its receipts obtained therefor.

The undersigned hereby certifies that the foregoing is a true and correct copy of resolutions duly adopted by the Board of Directors of this corporation on the 21st day of March, 1991, and that the such resolutions are still in full force
                                        ----        -----  ----
and effective and have not been rescinded, amended or modified.

The undersigned hereby further certifies that as of the date hereof the persons listed below have been duly elected or appointed to, and are presently acting incumbents of, the offices of said corporation set forth opposite their respective names, that they are the officers of said corporation empowered to act pursuant to the foregoing resolutions
(including without limitation providing the Bank telephone instructions pursuant to the attached Acceptance Credit
Agreement), and that opposite the name of each his true signature appears.

           Name                                       Office/Title                              Signature

 Ron E. Doggett                           CEO                                             /s/ Ron E. Doggett
-------------------------------------    -------------------------------------------     ---------------------------------
 Richard C. Miller                        President                                       /s/ Richard C. Miller
-------------------------------------    -------------------------------------------     ---------------------------------
 Paul L. Brunswick                        VP CFO                                          /s/ Paul L. Brunswick
-------------------------------------    -------------------------------------------     ---------------------------------

-------------------------------------    -------------------------------------------     ---------------------------------

-------------------------------------    -------------------------------------------     ---------------------------------

-------------------------------------    -------------------------------------------     ---------------------------------

IN WITNESS WHEREOF, I have hereunto placed my hand and affixed an impression of the corporate seal this 12th day of January, 1995
                                                                                                        ----        -------  ----
                                                                                                                     Month   Year

[Corporate Seal]                                                                            /s/ Alvin C. Blalock
                                                                                            -----------------------------


I,                                    ,                               of said corporation, do hereby certify that the
   ----------------------------------   -----------------------------
person who executed the above certificate was as of the date hereof the duly elected or appointed Secretary or Assistant
Secretary of said corporation.

                                                                                            /s/ R.C. Miller
                                                                                            -----------------------------
                                                                                            Date January 12, 1995
                                                                                                 ------------------------

                                                                                                                  WACHOVIA
--------------------------------------------------------------------------------------------------------------------------
ACCEPTANCE CREDIT AGREEMENT

[ ] Wachovia Bank of Georgia, N.A.
[ ] Wachovia Bank of North Carolina, N.A.

    From time to time, we (or persons designated in writing by us to you) shall either: (i) deliver, or cause to be delivered to you, drafts or (ii) by telephone authorize you to complete or cause to be completed pre-signed drafts previously delivered to you, or (iii) by telephone authorize you to complete or cause to be completed drafts which shall be executed by you on our behalf and as our agent, drawn on you by us at a maximum maturity of six (6) months (each draft for acceptance by you pursuant to the provisions of this agreement being herein called a "Draft"), for your acceptance at your option.
    We hereby request you to accept and discount each Draft in your discretion in each instance and in consideration of your so doing, we hereby agree as follows:
    1.  We shall pay to you in United States currency in immediately available funds at your accepting office, or such other office as you may designate, the face amount of each Draft no later than the maturity date of such Draft. In addition, in the event we fail to pay the face amount of a Draft at maturity, we shall pay to you, on demand: (a)
interest on the face amount of such Draft from maturity until payment by us of such face amount at the rate per annum of
125% of your Prime Rate or the maximum rate permitted by law, whichever is less, and (b) all liabilities, charges, and expenses (including reasonable attorneys' fees and legal expenses) paid or incurred by you in connection with such Draft or this agreement or the enforcement of either of them. For purposes of this agreement, "Prime Rate" refers to that interest rate so denominated and set by you from time to time as an interest rate basis for borrowings. The Prime Rate is one of several interest rate bases used by you, and you lend at rates above and below the Prime Rate.
    2.  Rates for discounting each Draft will be determined and offered by you in your sole discretion. All discount and interest charges pursuant to this agreement shall be based on a year consisting of 360 days and shall be computed for the actual number of days until maturity for discount charges or actual number of days elapsed in all other cases.
    3.  Promptly following each acceptance by you of each Draft hereunder, we agree to confirm to you in writing or by telephone (a) the face amount of the Draft; (b) the value date; (c) the maturity date; and (d) the payment instructions for any discounted proceeds. Furthermore, we shall furnish you such other information as you may from time to time require concerning a Draft and the transaction(s) to which such Draft relates.
    4.  We agree that in the event of an extension of the maturity or time for presentation of Drafts, acceptances, or documents, or any other modification of the terms of any transaction hereunder at our request, this agreement shall be binding upon us with regard to any transactions hereunder so modified, to Drafts, documents, and property covered thereby and to any action taken by you in accordance with such extension or other modification.
    5.  In the event of the happening of any one or more of the following events: (a) our non-payment of any of the above described indebtedness when due; (b) our default in or nonperformance of any financial obligation, which in your opinion is material, causing an acceleration of the maturity of such obligation; (c) our failure to perform or observe any other covenant or agreement with you, or if any representation or warranty made by us in this agreement shall prove to have been untrue when made; or (d) if we or any of our property shall become subject to order of any court or any other legal process or restraint or to any legal adverse claim that you shall deem material, then any and all of your obligations to extend further credit to us under this agreement or any draft shall terminate and all indebtedness hereunder shall, at your option, immediately mature and become payable without presentment, demand, protest, or notice of any kind, which are hereby expressly waived, and you may, at your sole discretion and without notice to us, exercise any and all rights and remedies available to you hereunder or under applicable law.
    6.  This agreement shall be binding upon us, our heirs, executors, administrators, successors, and assigns and shall inure to the benefit of, and be enforceable by, you, your successors, transferees, and assigns. We shall not, however, transfer or assign any rights or duties under this agreement without your prior written consent. If this agreement should be terminated or revoked by operation of law as to us or any of us, we will indemnify and save you harmless from any loss which may be suffered or incurred by you in acting hereunder prior to the receipt by you, or your transferees or assigns, of notice in writing of such termination or revocation.
    7.  This agreement may not be amended or modified except in writing signed by the parties hereto. This agreement shall continue in effect until such date as may be specified in a written notice from either party to this agreement of discontinuance hereof; provided, however, that the date so specified by us shall be at least thirty (30) days after your receipt of such notice; and provided further that notwithstanding any discontinuance or termination of this agreement, this agreement shall continue to apply to any Drafts accepted by you prior to the effective date of such discontinuance or termination and to all other obligations of us to you existing at such date.
    8.  If this agreement is signed by two or more parties, it shall be the joint and several agreement of such parties and whenever used herein, the singular numbers shall include the plural, and the plural the singular. This agreement shall be governed by and construed in accordance with the laws of the State of Georgia where "you" refers to Wachovia
Bank of Georgia, N.A. or the State of North Carolina where "you" refers to Wachovia Bank of North Carolina, N.A.

    In the case of "Eligible" transactions [bankers' acceptances considered eligible for discount or sale to any Federal
Reserve Bank and which may also be sold to third parties without being subject to reserves under Regulation D of the
Board of Governors of the Federal Reserve System ("Regulation D")] we also agree as follows:
    a. We represent and warrant to you with respect to each Draft that: (i) the proceeds of such Draft will finance a transaction(s) involving either (A) the importation or exportation of goods by us or our agent, (B) one or more current sales involving the domestic shipment of goods, or (C) the domestic storage of readily marketable staples pending reasonably immediate sale, shipment, or distribution; (ii) the tenor of such Draft will be consistent with the normal period to finance the purchase and/or sale, shipment, and distribution into the commercial channels of trade on usual credit terms for transactions of such kind; (iii) unless the Draft is financing the domestic storage of readily marketable staples as described above, such Draft has been drawn within thirty (30)
       days of the shipping date of the goods; and (iv) no other financing of the transaction is outstanding.
    b. Any Drafts that finance the domestic storage of readily marketable staples, as described above, will be accompanied and secured, at the time of acceptance, by a warehouse receipt issued by an independent warehouse conveying or securing title to the underlying goods. Such warehouse receipt shall be in a form and such independent warehouse shall be satisfactory to you.
    c. We agree to provide you a brief description of the underlying transaction supporting each Draft. Furthermore, we shall retain for a reasonable period of time and furnish to you promptly on request at no expense to you, such documents which you deem necessary to substantiate the representations and warranties contained herein.
    d. If you determine in good faith that reserves under Regulation D (or any other law or regulation enacted or adopted after the date hereof imposing reserves or additional costs) are allocable to a Draft accepted by you, we shall pay to you within (10) days after our receipt of notice thereof, the amount determined by you to be necessary to compensate you for the cost of maintaining such reserves or reimburse you for such additional cost.

IN WITNESS WHEREOF, We have executed this agreement under seal this date, January 12, 1995.
                                                                          ----------  ----


Attest /s/ Alvin C. Blalock                                     GoodMark Foods Inc.
       ----------------------------------------------------     --------------------------------------------------------
                                                                                 (Name of Corporation)

Title VP Mfg                                                    By /s/ P.L. Brunswick
      -----------------------------------------------------        -----------------------------------------------------

[Corporate Seal]                                                Title VP CFO
                                                                      --------------------------------------------------

FIRST UNION NATIONAL BANK
OF NORTH CAROLINA

Corporate Banking
Post Office Box 3008
Raleigh, North Carolina 27602
919 829-6201



[LOGO] FIRST
       UNION



February 7, 1995



Mr. Paul L. Brunswick
Vice President Finance/CFO
GoodMark Foods, Inc.
6131 Falls of Neuse Road
Raleigh, NC 27609

Dear Paul:

The purpose of this letter is to amend a Loan Commitment dated December 20, 1993 in the amount of Twenty Million and No/100ths U.S. Dollars
($20,000,000.00), a copy of which is attached, its terms and conditions incorporated herein by reference. The Commitment is amended as follows:

LOAN AMOUNT:
         The Loan Commitment amount is hereby reduced to Fifteen Million and 00/100 U.S. Dollars ($15,000,000.00).

EXPIRATION:
         The expiration date of this Loan Commitment is extended to September 30, 1996. In the Bank's sole discretion, this credit facility will be subject to reconfirmation on September 30, 1996.

Except as modified herein, all terms and conditions of the original Loan Commitment dated December 20, 1993 remain in full force and effect.

Mr. Paul L. Brunswick
February 7, 1995
Page 2



Paul, thank you again for the opportunity to extend this credit facility to GoodMark Foods, Inc. We appreciate your business and look forward to expanding our relationship in 1995. I look forward to visiting with you soon.

Sincerely,

/s/ G. Mendel Lay, Jr.
----------------------
G. Mendel Lay, Jr.
Vice President

Enclosure

ACCEPTED THIS THE 7TH DAY OF FEBRUARY, 1995.

GOODMARK FOODS, INC. ("BORROWER")

BY: /s/ Paul L. Brunswick
    -------------------------
    Title  Vice President/CFO

FIRST UNION NATIONAL BANK
OF NORTH CAROLINA

Post Office Box 3008
Raleigh, North Carolina 27602
919 829-6161



[LOGO] FIRST
       UNION



December 20, 1993



Mr. Paul L. Brunswick
Vice President Finance/CFO
GoodMark Foods, Inc.
6131 Falls of Neuse Road
Raleigh, NC 27609

Dear Paul:

First Union National Bank of North Carolina ("Bank") is pleased to commit a loan facility to GoodMark Foods, Inc. ("Borrower") as outlined by the following terms and conditions:

BORROWER:
         GoodMark Foods, Inc.

LOAN AMOUNT:
         Up to Twenty Million and 00/100 Dollars ($20,000,000.00)

PURPOSE:
         Proceeds will be used to fund the expansion of the Garner, N.C. manufacturing facility, to fund the general purchase of new equipment, and to fund short-term working capital needs.

TERMS:
         Interest on the outstanding principal balance shall be payable monthly with all outstanding principal and accrued interest payable in full at maturity. If an interest rate option shorter than 30 days is selected, interest and principal will be payable in full at the maturity of the respective interest rate period.

INTEREST RATE:
         Interest will accrue on the outstanding principal balance based on the lesser of the following options, selected on a monthly basis:

         A. Bank's Prime Rate as that rate may change from time to time, said changes to occur on the date the Prime Rate changes. Bank's Prime Rate shall be that rate announced by Bank from time to time as its Prime Rate.

         B. Thirty (30) Day Adjusted Certificate of Deposit ("CD") Base Rate plus .75%, with the rate to be determined on the first business day of each month and fixed until the first business day of the following month. The Adjusted CD Base Rate shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100 of 1%) determined pursuant to the following formula:

                 Adjusted CD Base Rate = CD Base Rate + Assessment Rate

                 CD Base Rate shall mean that rate per annum at which, in the opinion of the Bank, the Bank can obtain funds in the national Certificate of Deposit market in the amount of $20,000,000.00 at approximately 9:00 a.m. Charlotte, N.C. time, on the first day of an Interest Period for a maturity period equal to the Interest Period selected.

                 Assessment Rate shall mean the actual, if known, or the estimated, if the actual rate is not known, assessment rate percentage (expressed as a decimal rounded upwards, if necessary, to the next higher 1/100 of 1%) paid by Bank to the Federal Deposit Insurance (or any successor), excluding any refund, insuring the Bank's liability for time deposits as in effect from time to time.

         In addition to the two rate options committed above, Bank is pleased to make available from time to time, subject to availability, a negotiated offering basis rate with shorter term interest rate options, from one to thirty days, with the accrued interest and principal payable in full at the maturity of each respective interest rate period selected. Individual advances are subject to a minimum amount of $100,000.

UNUSED COMMITMENT FEE:
         An Unused Commitment Fee of .10% will be calculated and paid on a calendar quarterly basis with quarterly settlement dates of March 31, June 30, September 30, and December 31, with each quarter due in arrears. The unused fee will be calculated based on the difference between the committed line amount and the average line outstandings for the quarter, using a 360 day base, with a minimum annual unused fee of $10,000.00 to be collected per year as of December 31.

COLLATERAL:
         This commitment shall be unsecured.

LOAN AGREEMENT:
         This line of credit will be subject to and cross-defaulted to that certain Loan Agreement by and between Borrower and NCNB National Bank of North Carolina, dated the 22nd day of May, 1990, and all amendments and modifications thereto through the date of the closing of this loan commitment, which is incorporated into this commitment by reference and which will survive the termination of the Loan Agreement in the event the Loan Agreement is terminated prior to the termination of this commitment; Borrower hereby agrees that this Loan Agreement shall not be further modified or amended subsequent to loan closing without the prior written consent of Bank.

WARRANTIES AND REPRESENTATIONS:
         Borrower represents and warrants that all financial statements and all other information previously given Bank are correct and complete, that Borrower has the authority to enter into this Agreement and to execute all Notes and other Documents in connection with this loan. At Bank's request, Borrower shall furnish to Bank, prior to closing, a certified copy of a resolution of its Board of Directors authorizing this borrowing, its by-laws, charter, and a certificate of good standing.

FINANCIAL REPORTING:
         Annual audited financial statements and 10-K delivered within ninety days after the end of each fiscal year, and quarterly financial statements and 10-Q delivered within forty-five days of each quarter-end.

EXPIRATION:
         In the Bank's sole discretion, this credit facility will be subject to reconfirmation on December 31, 1995.

COMMITMENT PROVISIONS SURVIVE CLOSING:
         The provisions of this Agreement shall survive the closing of the loan and shall not be merged into any of the loan documents. If any terms herein are inconsistent with those of the loan documents, the terms of the loan documents shall control.

MODIFICATION:
         No modification or amendment of any provision of this Agreement or any other loan document executed pursuant to this Agreement shall be effective unless in writing and signed by the Bank.

Paul, First Union is very appreciative of an opportunity to provide this commitment to GoodMark Foods. Please do not hesitate to give me a call with any questions or comments.

Sincerely,

/s/ G. Mendel Lay, Jr.
----------------------
G. Mendel Lay, Jr.
Vice President





ACCEPTED THIS THE 7TH DAY OF JANUARY, 1994.


GOODMARK FOODS, INC. ("Borrower")



BY: /s/ Paul L. Brunswick                  Vice President/CFO
    ---------------------------------------------------------
                                           Title

BY:
    ---------------------------------------------------------
                                           Title

                                                                                                          PROMISSORY NOTE
[LOGO] FIRST
       UNION   $15,000,000.00                                               February 7                             , 1995
                ---------------------------------------------------------------------------------------------------    --
                                                                            (Date of Execution and Delivery)

LENDER: FIRST UNION NATIONAL BANK OF NORTH CAROLINA (hereinafter termed "LENDER"),                       , North Carolina
                                                                                   ----------------------
                                                                                           (City)
BORROWER(S): GoodMark Foods, Inc.
             ------------------------------------------------------------------------------------------------------------
             (Name)

             6131 Falls of Neuse Road          Raleigh          Wake             NC               27609
             ------------------------------------------------------------------------------------------------------------
             (No., Street RFD)                 (City)           (County)         (State)          (Zip Code)

FOR VALUE RECEIVED: to wit, money loaned, undersigned BORROWER(S) (hereinafter collectively termed "BORROWER"), jointly and severally (if more than one BORROWER), promise(s) to pay to the order of LENDER at its office in the above city, or wherever else LENDER may specify, the sum of

       Fifteen Million and 00/100                                     ($15,000,000.00) DOLLARS, with interest until paid,
----------------------------------------------------------------------  -------------

           ( [ ] at the rate of         percent (       %);
           (                    -------          -------
           ( [ ] at the rate of LENDER'S PRIME RATE Plus                 percent (        %) as that rate may change from
CONTRACT   (                                             ---------------          --------
RATE OF    (     time to time with changes to occur on the date the LENDER'S PRIME RATE changes;
INTEREST   ( [ ] at the rate of
           (                    -----------------------------------------------------------------------------------------
           (     to be adjusted                                                   beginning                             ;
           (                    -------------------------------------------------           ----------------------------

           ( [X] payable in full on September 30, 1996                                                                  ,
           (                        ------------------------------------------------------------------------------------
           (     with interest payable  Monthly  commencing on  March 1, 1995, and each                       thereafter;
           (                           ---------               --------    --           ---------------------
           ( [ ] payable in consecutive                                               payments of principal commencing on
           (                            ---------------------------------------------
           (                                           , 19    , in        equal payments of $
           (     --------------------------------------    ----     ------                    ---------------------------
TERMS      (     plus an irregular payment of $                            due on                               , 19    ,
OF         (                                   ---------------------------        ------------------------------    ----
PAYMENT    (     with interest payable                 commencing on             , 19    , and each           thereafter;
           (                           ---------------               ------------    ----           ---------
           ( [ ] payable in consecutive                                  payments of principal and interest commencing on
           (                            --------------------------------
           (                                           , 19    , in        equal payments of $
           (     --------------------------------------    ----     ------                    ---------------------------
           (     plus an irregular payment of all remaining principal and interest due on                       , 19    ;
           (                                                                              ----------------------    ----
           ( [X] see attached Schedule "B," terms of which are incorporated herein by reference;

                    (TERMS ABOVE NOT COMPLETED ARE DELETED)

together with a late charge of four percent (4%) of each payment past due for fifteen (15) or more days. If BORROWER fails to make a payment when due, subsequent payments shall first be applied to the past due payment. If BORROWER resumes making payments but has not paid all past due payments, then LENDER will impose a separate late payment charge for each payment that becomes due until the default is cured.

   Further, upon BORROWER'S Default (as hereinafter defined) and where LENDER deems it necessary or proper to employ an Attorney to enforce collection of any unpaid balance hereunder, then BORROWER agrees to pay LENDER'S reasonable Attorneys' fees and collection costs. Liability for reasonable Attorneys' fees and costs shall exist whether or not any suit or proceeding is commenced; BORROWER agrees and stipulates that reasonable Attorneys' fees shall be deemed to be fifteen percent (15%) of the sum of all unpaid principal and interest due as permitted under the law of the state of LENDER'S office as set forth herein.

   In addition to all other rights contained herein, if the original principal amount of the loan is more than Three Hundred Thousand and no/100 Dollars ($300,000.00) the contract rate during any period while the loan is in Default shall be the interest rate set out above plus three percent (3%) commencing with and continuing for as long as the loan or any portion thereof is in Default.

   The contract rate of interest shall apply until the Note or any judgment thereon shall be paid in full.

   Interest is computed on the basis of a 360 day year for the actual number of days in the interest period (Actual/360 Computation) unless indicated below.

--------------------------------------------------------------------------------

 DEFINITION OF LENDER'S PRIME RATE AND COMPUTATION FORMULAE APPEAR ON OTHER SIDE

All payments received during normal banking hours after 2:00 P.M. shall be deemed received at the opening of the next banking day.

   BORROWER'S payment will increase if the scheduled payment amount is insufficient to pay accrued interest. If the scheduled payment amount is insufficient to pay accrued interest, the scheduled payment amount shall be immediately increased as is necessary to pay all accruals of interest for the period and all accruals of unpaid interest from previous periods. Such adjustments to the scheduled payment amount shall remain in effect for as long as the interest accruals shall exceed the original scheduled payment amount and shall be further adjusted upward or downward to reflect changes in the variable interest rate. In no event shall the scheduled payment amount be reduced below the original scheduled payment specified herein.

   Each of the undersigned whether BORROWER, sureties, or endorsers, and all others who may become liable for all or any part of the obligations evidenced and secured hereby, do hereby, jointly and severally, waive presentment, demand, protest, notice of protest and/or of dishonor, and also notice of acceleration of maturity on default or otherwise. Further, they agree that LENDER may, from time to time, extend, modify, amend or renew this Note for any period (whether or not longer than the original period of the Note) and grant any releases, compromises or indulgences with respect to the Note or any extensions, modifications, amendments or renewals thereof or any security therefor, or to any party liable thereunder or hereunder, all without notice to or consent of any of the undersigned and without affecting the liability of the undersigned hereunder.

   If this Note is subject to the terms of a Commitment Letter and/or Loan Agreement, LENDER may advance and readvance under this Note pursuant to its terms and/or the terms of such other contractual obligations between the parties, and all the request of BORROWER, LENDER in its sole discretion may make other advances and readvances under this Note pursuant thereto.

   THIS PROMISSORY NOTE IS SUBJECT TO THE ADDITIONAL PROVISIONS, TERMS, UNDERTAKINGS AND RIGHTS SET FORTH ON THE REVERSE SIDE HEREOF, THE SAME BEING INCORPORATED HEREIN BY REFERENCE.

   IN WITNESS WHEREOF, the Borrower, on the day and year first written above, has caused this Note to be executed under seal by, (i) if a corporation, adoption of the facsimile seal printed hereon for such special occassion and purpose (or if an impression seal appears hereon by affirming such impression seal) by its duly authorized officer(s), or (ii) if by individuals, by hereunto selling their hands and seals.

CORPORATE BORROWER

                                          GoodMark Foods, Inc.
---------------------------------   ------------------------------------------
      Name of Corporation                 Name of Corporation


By:                                 By:   P.L. Brunswick
   ------------------------------       --------------------------------------

Title:                                    Vice President
      ---------------------------   ------------------------------------------


INDIVIDUAL BORROWER(S),             By:
PROPRIETORSHIPS, PARTNERSHIPS          ---------------------------------------


---------------------------(SEAL)   ------------------------------------(SEAL)


---------------------------(SEAL)   ------------------------------------(SEAL)


Taxpayer Identification Number(s)
                                 ----------------------------------------------

Schedule "B" to Promissory Note dated 2/7/95, in the amount of $15,000,000.00, by and between GoodMark Foods, Inc. ("Borrower") and First Union National Bank of North Carolina ("Lender" or "Bank").

         Interest will accrue on the outstanding principal balance based on the lesser of the following options, selected on a monthly basis:

         A. Bank's Prime Rate as that rate may change from time to time, said changes to occur on the date the Prime Rate changes. Bank's Prime Rate shall be that rate announced by Bank from time to time as its Prime Rate.

         B. Thirty (30) Day Adjusted Certificate of Deposit ("CD") Base Rate plus .75%, with the rate to be determined on the first business day of each month and fixed until the first business day of the following month. The Adjusted CD Base Rate shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100 of 1%) determined pursuant to the following formula:

                 Adjusted CD Base Rate = CD Base Rate + Assessment Rate

                 CD Base Rate shall mean that rate per annum at which, in the opinion of the Bank, the Bank can obtain funds in the national Certificate of Deposit market in the amount of $15,000,000.00 at approximately 9:00 a.m. Charlotte, N.C. time, on the first day of an Interest Period for a maturity period equal to the Interest Period selected.

                 Assessment Rate shall mean the actual, if known, or the estimated, if the actual rate is not known, assessment rate percentage (expressed as a decimal rounded upwards, if necessary, to the next higher 1/100 of 1%) paid by Bank to the Federal Deposit Insurance (or any successor), excluding any refund, insuring the Bank's liability for time deposits as in effect from time to time.

In addition to the two rate options committed above, Bank is pleased to make available from time to time, subject to availability, a negotiated offering basis rate with shorter term interest rate options, from one to thirty days, with the accrued interest and principal payable in full at the maturity of each respective interest rate period selected. Individual advances are subject to a minimum amount of $100,000.00.



GoodMark Foods, Inc.


BY: /s/ Paul L. Brunswick                  Vice President/CFO
    ---------------------------------------------------------
                                           Title

                                NINTH AMENDMENT

                                       TO

                                 LOAN AGREEMENT


         THIS NINTH AMENDMENT TO LOAN AGREEMENT, dated as of May 25, 1995 (the "Ninth Amendment"), is to that certain Loan Agreement dated May 22, 1990 and previously amended by a First Amendment to Loan Agreement dated as of November 5, 1990, a Second Amendment to Loan Agreement dated as of April 29, 1991, a Third Amendment to Loan Agreement dated as of September 3, 1991, a Fourth Amendment to Loan Agreement dated as of May 1, 1992, a Fifth Amendment to Loan Agreement dated as of November 4, 1992 and a Sixth Amendment to Loan Agreement dated as of October 4, 1993 by and between the parties hereto (as previously amended and as amended hereby, the "Loan Agreement"; all of the defined terms of the Loan Agreement are incorporated herein by reference), and is by and between

         GOODMARK FOODS, INC., a North Carolina corporation (the "Company"); and

         NATIONSBANK, N.A. (CAROLINAS) (formerly named NATIONSBANK OF NORTH CAROLINA, N.A.), a national banking association with offices in Charlotte, North Carolina (the "Bank").


RECITALS:

         The Company and the Bank have agreed to amend the Loan Agreement to reflect certain changes agreed to by the Company and the Bank.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Bank agree as follows:

         1.      The Loan Agreement is amended in the following respects:

                 A. The definition of "Notes" set forth in Paragraph 2(1) on page 3 is amended to read as follows:

                          "(1) "Notes" means, collectively, (i) the amended,
                 restated and substituted promissory note of the Company dated May 28, 1995 in favor of the Bank in the original face amount of $15,000,000.00 and (ii) any promissory note or notes issued by the Company in substitution, replacement, extension, renewal or amendment of any of the foregoing promissory note or notes;"

                 B. Paragraph 7(a)(v) on page 19 is amended to read in its entirety as follows:

                 7.       Events of Default.

                          (a) The occurrence of any one or more of the
                 following events shall constitute an Event of Default hereunder:

                                ****************

                                  (v) (A) if an "Event of Default" shall occur
                          under (and as defined in) the Reimbursement Agreement dated as of May 25, 1995 between the Company and the Bank or if an event of default shall occur under any other agreement between the Company and the Bank or
                          (B) if the Company in the performance of any other agreement between it and the Bank or any other lender defaults and such default results in acceleration of any other indebtedness of the Company for borrowed money.

         2. Except as hereby modified, all the terms and provisions of the Loan Agreement and exhibits thereto remain in full force and effect.

         3. This Ninth Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Ninth Amendment to produce or account for more than one counterpart.

         4. This Ninth Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of North Carolina.

         IN WITNESS WHEREOF, the Company and the Bank, by their respective duly authorized officers, have executed this Ninth Amendment as of the day and year first above written.

                                        GOODMARK FOODS, INC.


                                        By /s/ Paul L. Brunswick
                                          ---------------------------------
                                        Title: Vice President/CFO



                                        NATIONSBANK, N.A. (CAROLINAS)

                                        By /s/
                                          ---------------------------------
                                        Title: Vice President

                                EIGHTH AMENDMENT

                                       TO

                                 LOAN AGREEMENT


         THIS EIGHTH AMENDMENT TO LOAN AGREEMENT, dated as of February 7, 1995 (the "Eighth Amendment"), is to that certain Loan Agreement dated May 22, 1990 and previously amended as of November 5, 1990, as of April 29, 1991, as of September 3, 1991, as of May 1, 1992, as of November 4, 1992, as of October 4, 1993 and as of March 31, 1994 by and between the parties hereto (as previously amended and as amended hereby, the "Loan Agreement"; all of the defined terms of the Loan Agreement are incorporated herein by reference), and is by and between

         GOODMARK FOODS, INC., a North Carolina corporation (the "Company"); and

         NATIONSBANK, N.A. (CAROLINAS) (formerly named NationsBank of North Carolina, N.A.), a national banking association with offices in Charlotte, North Carolina (the "Bank").


RECITALS:

         The Company and the Bank have agreed to amend the Loan Agreement to reflect certain changes agreed to by the Company and the Bank.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Bank agree as follows:

         1.      The Loan Agreement is amended in the following respects:

                 A. The first WHEREAS paragraph on page 1 is amended to read as follows:

        "WHEREAS, the Company has requested that the Bank extend to the Company a credit facility in the aggregate principal amount of $15,000,000.00 (the "Loans");

                 B. The definition of "Notes" set forth in Section 2(1) on page 3 is amended to read as follows:

                 "(1) "Notes" means, collectively, (i) the amended, restated and substituted promissory note of the Company dated February 7, 1995 in favor of the Bank in the original face amount of $15,000,000.00 and
         (ii) any promissory note or notes issued by the Company in substitution, replacement, extension, renewal or amendment of any of the foregoing promissory note or notes;"

         2. Except as hereby modified, all the terms and provisions of the Loan Agreement and exhibits thereto remain in full force and effect.

         3. The Company will execute such additional documents as are reasonably requested by the Bank to reflect the terms and conditions of this Eighth Amendment.

         4. This Eighth Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Eighth Amendment to produce or account for more than one counterpart.

         5. This Eighth Amendment and all other documents executed pursuant to the transactions contemplated herein shall be governed by and construed and interpreted in accordance with the laws of the State of North Carolina.

         IN WITNESS WHEREOF, the Company and the Bank, by their respective duly authorized officers, have executed this Eighth Amendment as of the day and year first above written.

                                        GOODMARK FOODS, INC.


                                        By: /s/ Paul L. Brunswick
                                           ----------------------------------

                                        Title: Vice President/CFO
                                              -------------------------------


                                        NATIONSBANK, N.A. (CAROLINAS)


                                        By: /s/ Gregory W. Powell
                                           ----------------------------------

                                        Title: Senior Vice President
                                              -------------------------------

                       AMENDED, RESTATED AND SUBSTITUTED
                                PROMISSORY NOTE
                            (Revolving Credit Note)


$15,000,000.00                                                  February 7, 1995
                                                       Charlotte, North Carolina


FOR VALUE RECEIVED, GOODMARK FOODS, INC , a North Carolina corporation (the "Borrower"), promises to pay to the order of

NATIONSBANK, N.A (CAROLINAS) (formerly named NationsBank of North Carolina, N.A.), a national banking association (the "Bank"), at its offices in Charlotte, North Carolina or such other place or places as the Bank may from time to time designate, the principal sum of up to

FIFTEEN MILLION DOLLARS ($15,000,000.00) pursuant to the terms and conditions hereinafter set forth.

         Advances. The Bank agrees to make advances to the Borrower under this Note from time to time until the Revolving Loans Termination Date upon request (or, in the case of a Quoted Rate advance, acceptance) by the Borrower of the principal amount, applicable interest rate and applicable interest period, provided that (i) the sum of the amount outstanding hereunder plus the Bank's share of Bankers' Acceptances outstanding shall never exceed $15,000,000.00 and
(ii) both immediately prior to and immediately after giving effect to any such advance, no event of default, or event or condition which upon notice or lapse of time or both would constitute such an event of default, shall then exist and continuing hereunder.

         Interest. This Note shall bear interest on the outstanding balance from time to time at a rate equal to (i) the Floating CD Rate plus the Applicable Margin (computed on the basis of actual number of days elapsed over a year of 360 days), provided that such rate of interest shall never exceed the Prime Rate; (ii) the LIBOR Rate plus the Applicable Margin (computed on the basis of actual number of days elapsed over a year of 360 days); or (iii) the Quoted Rate, as the Borrower may request.

The applicable interest period for a LIBOR Rate election shall be 30, 60, 90 or 120 days, as the Borrower shall request from time to time, provided that (A) each such interest period which would otherwise end on a day which is not a business day shall end on the next succeeding business day and (B) no such interest period shall extend beyond the Termination Date.

Unless otherwise agreed, the applicable interest rate hereunder automatically shall be converted to the rate based on the Floating CD Rate at the end of the interest period for any LIBOR Rate or Quoted Rate election.

         Payment of Principal and Interest. Unless otherwise agreed, payments of interest only shall be due and payable quarterly on each August 31, November 30, February 28 and May 31, beginning with the first of such dates to occur after the date hereof and continuing thereafter until the Revolving Loans Termination Date. All outstanding principal, plus accrued, unpaid interest, shall be due and payable on the Revolving Loans Termination Date.

         Prepayments. If any prepayment hereunder is made during a LIBOR Rate or Quoted Rate election, the Borrower shall reimburse the Bank upon demand for any actual out-of-pocket loss incurred by the Bank in the reemployment of funds released by such prepayment. Voluntary prepayment of this Note shall not be permitted during any LIBOR Rate or Quoted Rate election unless such prepayment is accompanied by payment of amounts specified in the preceding sentence.

         Unused Fee. In consideration of the Bank's commitment to making revolving credit loans hereunder, the Borrower agrees to pay an unused fee of ten basis points per annum (computed on the basis of actual number of days elapsed over a year of 360 days) on the average daily unused commitment hereunder during the preceding period, payable quarterly in arrears upon the same dates as payments of interest are due hereunder; provided that, notwithstanding the above, the Borrower agrees that aggregate payments on the unused fee pursuant to the terms of this paragraph during any calendar year shall not be less than $10,000 (regardless of usage of the Bank's commitment during such year and regardless of whether the Bank's commitment shall have expired or been terminated at any time prior to the end of such year.)

         Unavailability; Increased Costs; Illegality. In the event the Bank shall determine (which determination shall be final and conclusive and binding absent manifest error):

         (i) On any date for determining the appropriate LIBOR Rate for any interest period, that by reason of any changes arising on or after the date of this Note affecting the interbank Eurodollar market dollar deposits in the principal amount requested are not generally available in the interbank Eurodollar market for such interest period; or adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate for such interest period; then the LIBOR Rate will no longer be available until such time as the Bank shall notify the Borrower that the circumstances giving rise thereto no longer exist.

         (ii) At any time, that the Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Rate election because of (x) any change since the date of this Note in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order) including without limitation the imposition, modification or deemed applicability of any reserves, deposits or similar requirements as related to advances hereunder bearing interest at the LIBOR Rate (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBOR Rate) and/or (y) other circumstances affecting the Bank, the interbank Eurodollar market or the position of the Bank in such market; then the Borrower shall pay to the Bank promptly upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as the Bank may determine in its sole discretion) as may be required to compensate the Bank for such increased costs or reductions in amounts receivable hereunder (written notice as to the additional amounts owed to the Bank, showing the basis for calculation thereof, shall, absent manifest error, be final and conclusive and binding on all parties hereto).

         (iii) At any time, that making or continuing advances at the LIBOR Rate (A) has become unlawful due to compliance by the Bank in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (B) has become impractical as a result of a contingency occurring after the date of this Note which materially and adversely affects the interbank Eurodollar market; then (1) the LIBOR Rate will no longer be available until such time as the Bank shall notify the Borrower that the circumstances giving rise thereto no longer exist and (2) the interest rate hereunder, if necessary, shall be converted to the interest rate based on the Floating CD Rate or to the Quoted Rate, as agreed upon by the Borrower and the Bank.

         Taxes. Promptly upon notice from the Bank to the Borrower, the Borrower will pay, prior to the date on which penalties attach thereto, but without duplication, all present and future, stamp and other taxes, levies, or costs and charges whatsoever imposed, assessed, levied or collected on or in respect of advances hereunder solely as a result of the interest rate being determined by reference to the LIBOR Rate and/or the provisions of this Note relating to the LIBOR Rate and/or the recording, registration, notarization or other formalization of any thereof and/or any payments of principal, interest or other amounts made on or in respect of advances hereunder when the interest rate is determined by reference to the LIBOR Rate, and any increases thereof (all such taxes, levies, costs and charges being herein collectively call "Taxes"), provided that Taxes shall not include taxes imposed on or measured by the income of the Bank by the United States of America or any political subdivision or taxing authority thereof or therein, or taxes on or measured by the overall net income of any foreign office, branch, subsidiary or affiliate of the Bank by any foreign country of subdivision thereof in which that office, branch, subsidiary or affiliate is doing business. Promptly after the date on which payment of any such Tax is due pursuant to applicable law, the Borrower will at the request of the Bank, furnish to the Bank evidence, in form and substance satisfactory to the Bank, that the Borrower has met its obligations under this paragraph. The Borrower will indemnify the Bank against, and reimburse the Bank on demand for, any Taxes, as determined by the Bank in its good faith discretion. The Bank shall provide the Borrower with appropriate receipts for any payments or reimbursements made by the Borrower pursuant to this paragraph.

         Capital Adequacy.

                 (a) In the event that the Bank shall have determined that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or by any court, or compliance by the Bank (or any lending office of the Bank) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies as the case may be, with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for any such reduction suffered. Within a reasonable time after making a request for such additional amount hereunder, the Bank will furnish to the Borrower a statement certifying the amount of such reduction and describing the event giving rise to such reduction, which determination shall be conclusive absent manifest error.

                 (b) Failure on the part of the Bank to demand compensation for any reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of the Bank's rights to demand compensation for any reduction in amounts received or receivable on reduction in return on capital in such period or in any other period. The protection of this Section shall be available to the Bank regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition which shall have been imposed.

         Bankers' Acceptances Subfacility.

                 (a) Subject to the terms and conditions hereof, at any time prior to the Revolving Loans Termination Date, the Bank shall create and discount such Bankers' Acceptances as Borrower may request by notice to the Bank, provided that, upon creating and discounting such Bankers' Acceptance, the sum of all amounts outstanding hereunder plus such outstanding Bankers' Acceptance shall not exceed the sum of $15,000,000.00. The discount rate for such Bankers' Acceptance shall be the per annum rate quoted by the Bank and accepted by the Borrower at the time such Bankers' Acceptance is created. Notwithstanding anything herein to the contrary, the Bank shall not be obligated to create or discount any Bankers' Acceptance (i) that is not eligible pursuant to Section 13 of the Federal Reserve Act, 12 U.S.C. Section 372, as amended; (ii) if creation thereof would cause the Bank to exceed the maximum amount of outstanding Bankers' Acceptances permitted by applicable law; (iii) if, in the reasonable opinion of the Bank, general conditions in the public market for rediscounting Bankers' Acceptances render it inadvisable to do so;
or (iv) that would have a maturity date later than the Revolving Loans Termination Date.

                 (b) Each request for Bankers' Acceptance shall be submitted in writing upon the application specified by the Bank at least one business day prior to the date of creation of the requested Bankers' Acceptance and shall be accompanied by such documents as are specified in such application.

                 (c) The Borrower shall pay the face amount of each Bankers' Acceptance on its maturity date in immediately available funds to the Bank.

         Events of Default. The following shall constitute events of default under this Note: (i) the failure by the Borrower to pay when due any installment of principal or interest within five (5) days of receipt of notice from the Bank that such payment is overdue; (ii) the occurrence of an event of default under that certain Loan Agreement dated as of May 22, 1990, as amended from time to time thereafter, between the Borrower and the Bank; (iii) the occurrence of a default under any other agreement between the Borrower and the Bank; or (iv) the filing of any bankruptcy o other insolvency proceeding by or against the Borrower. Upon the occurrence of any event of default, this Note and all other indebtedness of the Borrower to the Bank shall immediately become due and payable at the option of the Bank without the necessity of demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower. In the event of default, the then outstanding principal balance, and all accrued but unpaid interest shall bear interest at a rate 2% in excess of the rate otherwise applicable.

         Definitions. As used herein:

"Applicable Margin" means, at any time, the applicable margin corresponding to the ratio described below in effect as of the most recent Rate Determination
Date:

Leverage Ratio                                  Applicable Margin
--------------                                  -----------------
Less than 0.75:1.00                                  50.0 bps

Equal to or greater than
0.75:1.00 but less than
1.20:1.00                                            75.0 bps

Equal to or greater than
1.20:1.00                                            87.5 bps

The Applicable Margin as of the date hereof is 50.0 basis points. Thereafter, determination of the appropriate Applicable Margin based on the Leverage Ratio shall be made as of each August 31, November 30, February 28 and May 31 (each such date a "Rate Determination Date"). The Leverage Ratio in effect as of a Rate Determination Date shall establish the Applicable Margin for the second calendar quarter immediately following such Rate Determination Date. A change in the Applicable Margin shall be effective as of the first day of the second calendar quarter after the Rate Determination Date giving rise to such change and shall be applicable thereafter until the effective date of any subsequent change. Each determination by the Bank of the Applicable Margin shall be conclusive absent manifest error.

"Bankers' Acceptances" means a draft drawn by the Borrower on, and accepted and discounted by, the Bank in the standard form for Bankers' Acceptances of the bank accepting such draft.

"Certificate Rate" means the average daily market rate in the secondary market on negotiable certificates of deposit having maturity dates approximately three
(3) months after issuance, as determined, compiled, and published by the Federal Reserve System.

"Floating CD Rate" means the rate of interest which is equal to the sum of (A) the quotient of (i) the Certificate Rate for the immediately preceding business day, divided by (ii) an amount equal to one minus the appropriate reserve requirement imposed by the Federal Reserve System (expressed as a decimal), plus (B) the appropriate assessment rate imposed on the Bank by the Federal Deposit Insurance Corporation. The Certificate Rate used in determining the Floating CD Rate for Saturday and Sunday of each week shall be the Certificate Rate for the immediately preceding Thursday. Whenever the day to be used in determining the Floating CD Rate is a day for which the Federal Reserve System does not publish the Certificate Rate, the Certificate Rate for the next preceding business day shall be used instead.

"Leverage Ratio" means, at any time, the ratio of (i) all items which would be classified as liabilities on a balance sheet of the Borrower and its consolidated subsidiaries as of such time to (ii) tangible net worth of the Borrower and its consolidated subsidiaries as of such time, all as determined in accordance with generally accepted accounting principles applied by the Borrower on a basis consistent with those set forth in the quarterly financial statements for the Borrower dated as of August 28, 1994.

"LIBOR Rate" means, for the applicable interest period, a per annum interest rate equal to the rate of interest determined by the Bank to be the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the per annum rates at which deposits in U.S. dollars are offered to the Bank in the interbank Eurodollar market at 10:00 A.M. (Charlotte, North Carolina time) (or as soon thereafter as is practicable), in each case two business days before the first day of such interest period in an amount substantially equal to the advance(s) hereunder to bear interest at such LIBOR Rate and for a period equal to such interest period.

"Prime Rate" means the rate announced by the Bank as its prime lending rate at its offices in Charlotte, North Carolina, adjusted daily. The Prime Rate is not necessarily the lowest rate offered by the Bank.

"Quoted Rate" means the fixed rate of interest quoted by the Bank for money market instruments with maturities not exceeding thirty (30) days.

"Revolving Loans Termination Date" means September 30, 1998.

         Late Payment Fee. Should any installment of principal or interest be in default for a period of more than fifteen (15) days, there shall be imposed, to the extent permitted by law, a late charge not to exceed four percent (4%) of such installment in default.

         Attorneys' Fees. In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower will pay, in addition to principal and interest, all costs of collection, including reasonable attorneys' fees actually incurred.

         Choice of Law. This Note shall be governed by and construed according to the laws of the State of North Carolina. The Borrower hereby submits to the jurisdiction and venue of the federal and state courts located in Mecklenburg and Wake Counties, North Carolina.

This Note represents the same indebtedness as the $20,000,000.00 Note dated March 31, 1994 executed by the Borrower in favor of the Bank (the "Replaced Note") and is given in substitution for and in replacement of the Replaced Note.

IN WITNESS WHEREOF, the Borrower has executed this Note as of the day and year first above written.

                                         GOODMARK FOODS, INC.


                                         By: /s/ Paul L. Brunswick
                                            ------------------------------

                                         Title: Vice President/CFO
                                               ---------------------------

                                 LOAN AGREEMENT



         THIS LOAN AGREEMENT entered into this 22nd day of May, 1990, by and between GOODMARK FOODS, INC., a North Carolina corporation (the "Company"), and NCNB NATIONAL BANK OF NORTH CAROLINA, a national banking association with offices in Charlotte, North Carolina (the "Bank").


                                  WITNESSETH:


         WHEREAS, the Company has requested that the Bank extend to the Company three credit facilities in the aggregate maximum principal amount of $21,875,000 (the "Loans"); and


         WHEREAS, the Bank has agreed to provide such credit facilities upon the terms and conditions set forth herein.


         NOW, THEREFORE, for good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereto agree as follows:


         1. Purpose of the Loans. The Company will use the proceeds of the Loans for purposes of funding working capital, capital expenditure needs, and other corporate purposes.

         2.      Definitions. For purposes hereof:

                 (a) "Business Day" means a day upon which banks are open for the transaction of business of the nature required in this Agreement in Charlotte, North Carolina;

                 (b) "Closing Date" means the date as of which this Agreement is executed by the Company and the Bank;

                 (c) "Consistent Basis" in reference to the application of Generally Accepted Accounting Principles, means that the accounting principles observed in the period referred to are comparable in all material respects to those applied in the most recent preceding period except as to any changes required by the American Institute of Certified Public Accountants or the Financial Accounting Standards Board;

                 (d) "Coverage Ratio" means the ratio of EBIT to interest expense plus dividends plus the Prior Year's Current Maturities, calculated on an annual basis;

                 (e) "Current Assets" means all assets which, in accordance with Generally Accepted Accounting Principles, would be classified as current assets on a balance sheet of the Company;

                 (f) "Current Liabilities" means all liabilities which, in accordance with Generally Accepted Accounting Principles, would be classified as current liabilities on a balance sheet of the Company;

                 (g) "Current Ratio" means the ratio of Current Assets to Current Liabilities;

                 (h) "EBIT" means the net income of the Company before deduction of interest expense and income taxes for the twelve month period ending on the date of computation as determined in accordance with Generally Accepted Accounting Principles consistently applied;

                 (i) "Generally Accepted Accounting Principles" means those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report, as such principles are from time to time supplemented and amended;

                 (j) "Loan Documents" means this Agreement and the Notes;

                 (k) "Net Worth" means at any time consolidated net stockholders' equity, determined in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

                 (l) "Notes" means the three promissory notes of the Company dated as of the Closing Date in favor of the Bank in the original face amounts of $9,375,000.00, $7,500,000.00, and $5,000,000.00, as well as any promissory note or notes issued by the Company in substitution, replacement, extension, renewal or amendment of any such promissory note or notes;

                 (m) "Person" means an individual, partnership, corporation, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof;

                 (n) "Prior Year's Current Maturities" means all current maturities of long-term debt, all current maturities of any capitalized leases, and all current maturities under the licensing agreement with General Mills, Inc. shown on the Company's balance sheet for the Company's prior fiscal year;

                 (o) "Substantial Shareholder" means any Person directly or indirectly controlling the Company; for the purposes hereof, "control" shall mean (i) the power to direct or cause the direction of management and policies of the Company, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract or otherwise, or (ii) the beneficial ownership of twenty percent (20%) or more of the common stock of the Company; and

                 (p) "Total Liabilities" means all current liabilities and long-term debt, including the obligations under the licensing agreement of the Company with General Mills, Inc.

                 2.01 All accounting terms not specifically defined herein shall be construed in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis.

         3. Advances to the Company Evidenced by the Note. Subject to the terms and conditions provided by this Agreement, the Bank agrees to make Advances to the Company from the Closing Date in accordance with the Notes.

         4. Representations and Warranties. The Company represents and warrants that:

                 (a)

                          (i) the Company is a corporation, duly organized,
                 validly existing and in good standing under the laws of the State of North Carolina;

                          (ii) the Company has the corporate power and
                 authority to own its properties and assets and to carry on its business as now being conducted and is qualified to do business in every jurisdiction in which, by reason of the character of its business, it is required to qualify as a foreign corporation;

                          (iii) the Company has the corporate power and
                 authority to execute and perform this Agreement, to borrow hereunder and to execute and deliver this Agreement, the Note and all other certificates, instruments and documents with respect to the indebtedness of the Company hereunder; and

                          (iv) when executed and delivered, the Loan Documents
                 will be valid and binding obligations of the Company enforceable in accordance with their respective terms;

                 (b) the execution, delivery and performance of the Loan
         Documents:

                          (i) have been duly authorized by all requisite
                 corporate action of the Company required for the lawful creation and issuance thereof;

                          (ii) do not violate any provisions of law, any order
                 of any court or other agency of government or the charter documents or by-laws of the Company, or any provisions of any indenture, agreement or other instrument to which the Company or the properties or assets of the Company are bound;

                          (iii) will not be in conflict with, result in a
                 breach of or constitute an event of default nor an event which, upon notice or lapse of time, or both, would constitute such an event of default under any indenture, agreement or other instrument to which the Company is a party;

                          (iv) will not result in the creation or imposition of
                 any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company;

                 (c)

                          (i) the Company has heretofore furnished the Bank
                 with a balance sheet of the Company as of May 28, 1989, and the related statements of income and retained earnings for the fiscal year then ended. Such financial statements have been prepared in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis throughout the period involved; the balance sheet presents fairly the financial position of the Company as of the date thereof; the statements of income and retained earnings and the notes thereto present fairly the results of the operation of the Company for the period indicated; and such balance sheet thereto shows all known and determinable direct liabilities of the Company contemplated as of the date thereof;

                          (ii) since the date of the financial statements set
                 forth in Section 4(c)(i) hereinabove, and since the financial statements dated February 25, 1990, furnished to the Bank, there has been no material adverse change in the condition, financial or otherwise, of the Company nor have such business or properties been adversely affected as a result of any fire, explosion, earthquake, accident, strike, lockout combination of workers, flood, embargo, acts of God or by cancellation or loss of any major contract;

                 (d) The Company has good and marketable fee simple title (i.e. no liens or mortgages) to all its properties;

                 (e) except as set forth in Exhibit A hereto, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency or arbitral body now pending, or to the knowledge of the Company, threatened by or against affecting the Company or any properties or rights of the Company which, if adversely determined, would impair the right of the Company to carry on business substantially as now conducted or would materially adversely affect the financial condition, business or operations of the Company;

                 (f) the Company is not

                          (i) a party to any judgment, order, decree or any
                 agreement or instrument or subject to corporate restrictions materially adversely affecting its business, properties or assets, operations or condition (financial or otherwise);

                          (ii) in default in the performance, observance or
                 fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party;

                 (g) no part of the proceeds of any loan hereunder will be used to purchase or carry or to reduce or retire any loan incurred to purchase or carry, any "margin securities"

         (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stocks. The Company is not engaged, as one of its important activities, in extending credit for the purpose of purchasing or carrying such margin stock. If requested by the Bank, the Company will furnish to the Bank in connection with any loan hereunder, a statement in conformance with the requirements of Federal Reserve Form U-1 referred to in said Regulation. In addition, no part of the proceeds of any loan hereunder will be used for the purchase of commodity future contracts (or margins therefor for short sales) for any commodity not required for the normal raw material inventory of the Company;

                 (h) the Company possesses all necessary patents, licenses, trademarks, trademark rights, tradenames, tradename rights and copyrights to conduct its business, without known conflict with any patent, license, trademark, tradename or copyrights or any other Person;

                 (i) none of the Loan Documents contains any misrepresentations or untrue statement or fact or omits to state a material fact necessary in order to make any such representation or statement contained therein not misleading;

                 (j) neither the nature of the Company nor of any subsidiary nor of its business or properties, nor any relationship between the Company and any other Person, nor any circumstance in connection with the offer, issue, sale or delivery of the Notes is such as to require a consent, approval or authorization of, or filing, registration or qualification with any governmental authority on the part of the Company as a condition in the execution and delivery of this Agreement or the Notes; and

                 (k) the Company has not incurred or assumed any liability for any accumulated unfunded deficiency within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA") nor has it incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") established under such Act (or any successor thereto under such Act) in connection with any employee benefit plan established or maintained by the Company except as disclosed in the financial statements described in Section 4(c)(i) above. The Company will furnish to the Bank

                          (i) as soon as possible and in any event within 30
                 days after the Company or duly appointed administrator of a Plan knows or has reason to know that any Reportable Event with respect to any Plan has occurred, a statement of the chief financial officer of the Company setting forth details as to such Reportable Event and any action which the Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC or a statement that said notice will be filed with the annual report to the United States Department of Labor with respect to such Plan if such filing has been authorized;

                          (ii) promptly after the filing thereof with the
                 United States Department of Labor, the Internal Revenue Service or the PBGC copies of each annual report and other reports with respect to each Plan; and

                          (iii) promptly after receipt thereof a copy of any
                 notice the Company or any member of the Controlled Group may receive from the United States Department of Labor, the Internal Revenue Service or the PBGC with respect to any Plan; the terms "Plan" and "Reportable Event" are defined in Title IV of ERISA. The term "Controlled Group" is defined in Section 1563 of the Internal Revenue Code of 1954 as amended (the "Code").

         5. Affirmative Covenants. The Company agrees that from the date hereof and until the Bank has received final payment in full of the principal and interest on the Notes and the Bank is no longer obligated to lend hereunder, unless the Bank shall otherwise consent in writing, the Company will:

                 (a) as soon as practical and in any event not later than ninety (90) days after the end of each fiscal year ending after the Closing Date, deliver to the Bank a financial report including a balance sheet of the Company as at the end of such fiscal year, and the notes thereto, and the related statements of income and stockholders' equity and the notes thereto and of cash flows for such fiscal year, setting forth in each case comparative financial statements for the corresponding period in the preceding year, all prepared in accordance with Generally Accepted Accounting

         Principles applied on a Consistent Basis and containing, with respect to such financial reports an unqualified opinion of Deloitte & Touche (or of other independent certified public accountants selected by the Company and acceptable to the Bank);

                 (b) as soon as practical and in any event not later than forty-five (45) days after the end of the first three fiscal quarters deliver to the Bank a financial report including a balance sheet of the Company as at the end of such quarterly period and the related statements of income and cash flows for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case comparative financial statements for the corresponding period in the preceding year, all prepared in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis and approved by the chief financial officer of the Company as presenting fairly the financial condition of the Company;

                 (c) together with each delivery of financial reports required by Sections 5(a) and 5(b) hereof, deliver to the Bank a statement signed by the chief financial officer of the Company, setting forth that, to the best of his knowledge, the Company has kept, observed, performed, and fulfilled each and every agreement binding on it contained in the Loan Documents and is not at the time in default in the keeping, observance, performance, or fulfillment of any of the terms, provisions, and conditions of any of the Loan Documents and that no event of default specified in Section 7(a) hereof, nor any event, which, upon notice or lapse of time or both, would constitute such an event of default, has occurred, or if such event of default exists or would occur, as the case may be, stating the nature thereof, the period of existence thereof, and what action the Company proposes to take with respect thereto;

                 (d) promptly upon becoming available, deliver to the Bank a copy of all financial statements, reports, notices and proxy statements sent to stockholders;

                 (e) promptly, from time to time, deliver to the Bank such other information regarding its operations, business affairs and financial condition as the Bank may reasonably request. The Bank is hereby authorized to deliver a copy of any such financial information delivered hereunder to the Bank to any regulatory authority having jurisdiction over the Bank and entitled by law to such information;

                 (f) together with each delivery of the financial statements required by Section 5(a) hereof, deliver to the Bank a letter of the Company's certified public accountants stating that in performing the examination necessary to render an opinion on the financial statements delivered therewith, they obtained no knowledge of any event of default by the Company in the fulfillment of the terms and provisions of the financial covenants contained in Sections 5 or 6 of this Agreement; and if the accountants have obtained knowledge of such an event of default a statement specifying, to the best of their knowledge, the nature and period of existence thereof;

                 (g) maintain Net Worth at all times of not less than $25,000,000.00, which amount shall increase by $1,000,000.00 each year for the duration of this Agreement;

                 (h) maintain a Current Ratio at all times of at least 1.50 to 1.00;

                 (i) maintain a ratio of Total Liabilities to Net Worth at all times of not more than 1.50 to 1.00;

                 (j) maintain all personal property in good working order and condition and make all needed repairs, replacements and renewals as is necessary to conduct the business in accordance with prudent business practices;

                 (k) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and any and all rights, franchises, licenses, trademarks and tradenames which are necessary in order to transact its business;

                 (l) comply with or contest in good faith all statutes and governmental regulations and pay all taxes, assessments, governmental charges, claims for labor, supplies, rent and any other obligation which, if unpaid, might become a lien against any of its property except liabilities being contested in good faith and against which, if requested by the Bank, reasonable reserves satisfactory to the Bank will be established;

                 (m) at all times keep its insurable properties insured to such extent and against such risks, including, without limitation, public liability insurance, worker's compensation and other insurance required by law, as is customary with companies of comparable size in the same or similar business unless higher limits or other types of coverage are reasonably required by the Bank;

                 (n) continue to conduct and operate its business substantially as conducted and operated by the Company during the present and preceding fiscal year;

                 (o) preserve and protect its patents, licenses trademarks, trademark rights, tradenames, tradename rights and copyrights and maintain all of its other properties and assets used or useful in the conduct of its business in good repair, working order and condition and from time to time cause to be made all proper replacements, betterments and improvements thereto;

                 (p) keep true books of records and accounts in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis, and in which full, true and correct entries will be made of all of its dealings and transactions;

                 (q) permit any officer of the Bank designated in writing by the Bank, to visit and inspect any of its properties, corporate books, and financial records at such times as the Bank may reasonably request upon reasonable notice and during ordinary business hours;

                 (r) upon the written request of the Bank, authorize any officer of the Bank to discuss its financial statements and financial affairs at any time from time to time with the Company's independent certified public accountants upon reasonable notice and during ordinary business hours;

                 (s) deliver to the Bank forthwith, upon any officer of the Company obtaining knowledge of an event of default under the Loan Documents (and such officer being aware that such event was an event of default under the Loan Documents) or an event which would constitute such an event of default but for the requirement that notice be given or time elapse or both, a certificate of the chief financial officer of the Company specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto;

                 (t) notify the Bank in writing within five (5) Business Days of the occurrence of any of the following with respect to the Company:

                          (i) the pendency or commencement of any material
                 action, suit or proceeding at law or in equity wherein the opposing party seeks damages of more than $1,000,000.00;

                          (ii) any event or condition which shall constitute an
                 event of default under this Agreement or any other agreement for borrowed money or any known or potential material change in this or any other contractual agreement;

                          (iii) any levy of an attachment, execution or other
                 process against its assets;

                          (iv) any change in any existing agreement or contract
                 which may materially adversely affect its business or affairs, financial or otherwise; and

                 (u) maintain a Coverage Ratio at all times of at least 1.00 to
         1.00 during the Company's 1991 and 1992 fiscal year, increasing to
         1.25 to 1.00 during the Company's 1993 fiscal year and each year thereafter.

         6. Negative Covenants. Without the prior written consent of the Bank, until payment in full of the Notes and until the Bank is no longer obligated to make loans hereunder, the Company covenants that it will not:

                 (a) incur, create, assume, or permit to exist any mortgage, pledge, lien, charge, or other encumbrance of any nature whatsoever on any of its assets now or hereafter owned, other than

                          (i) tax liens which are being contested in good faith;

                          (ii) purchase money liens to secure indebtedness of
                 up to $1 million, provided such indebtedness is secured only by such assets as are being purchased.

                 (b) acquire, consolidate, merge or combine with any Person unless the Company is the surviving entity and immediately following the transaction, the Company is not in violation of this Agreement;

                 (c) sell, lease, transfer or otherwise dispose of all or a substantial part of its properties and assets to any Person (for the purpose of this Agreement, "substantial part" means assets having an aggregate net book value of more than $1,000,000.00) other than in the ordinary course of business;

                 (d) seek or permit dissolution or liquidation of the Company in whole or in part;

                 (e) guarantee directly or indirectly the obligations of any Person other than in the ordinary course of business;

                 (f) make any loans or advances to any Person except for short-term loans to officers or employees not to exceed $100,000.00 in the aggregate at any time;

                 (g) pay any dividends in any fiscal year in excess of 30% of the net income for the prior fiscal year;

                 (h) discount or sell any of its notes or accounts receivable;

                 (i) enter into any transaction, including, without limitation, the purchase, sale, leasing or exchange of property, real or personal, or the rendering of any service, with any Substantial Stockholder, officer or director, except in the ordinary course of and pursuant to the reasonable requirements of the Company's business and upon fair and reasonable terms no less favorable to the Company than the Company would obtain in a comparable arm's-length transaction with a Person not a Substantial Stockholder;

                 (j) create or permit to exist any subsidiaries, partnerships, joint ventures or make any substantial investment other than as permitted hereunder; or

                 (k) incur non-capitalized lease or rental obligations with terms of twelve or more months in an aggregate amount exceeding $1,000,000.00 during any fiscal year.

         7.      Events of Default.

                 (a) The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

                          (i) the Company's failure to make payment when due of
                 any installment of principal or interest as provided in the Notes;

                          (ii) the Company's failure to comply with any other
                 terms and conditions in this Agreement within 25 days after the earlier to occur of (A) written notice from the Bank; or
                 (B) an officer of the Company becoming aware of such violation;

                          (iii) if any representation or warranty made by the
                 Company herein or in any certificate, statement or report heretofore or hereafter made shall be untrue in any material respect;

                       (iv) in the event that the Company

                                  (A) shall make an assignment for the benefit
                          of creditors; or

                                  (B) has a petition initiating a proceeding
                          under any section or chapter of the Bankruptcy Code or its amendments, filed by or against the Company and, if against the Company, such petition is not set aside within forty-five (45) days after such filing; or

                                  (C) shall file any proceedings for
                          dissolution or liquidation; or

                                  (D) has a receiver, trustee or custodian
                          appointed for all or part of its assets; or

                                  (E) seeks to make an adjustment, settlement
                          or extension of its debts with its creditors generally; or

                                  (F) has a notice of an action for enforcement
                          of a lien filed or recorded or a judgment lien or execution obtained against it in excess of an aggregate of $100,000 which notice of lien is not removed, or satisfied or contested in good faith within thirty (30) days after any officer of the Company becomes aware of such lien; or

                          (v) if the Company in the performance of any other
                 agreement between it and any other lender defaults and such default results in acceleration of any other indebtedness of the Company for borrowed money; or

                 (b) Upon the occurrence of any such event of default and unless the Bank agrees to waive in writing such an event of default:

                          (i) all of the indebtedness of any and every kind
                 owing by the Company to the Bank or any corporate affiliate of the Bank shall become due and payable upon written notice to the Company without the necessity of any other demand, presentment, protest or notice upon the Company, all of which are hereby expressly waived by the Company;

                          (ii) the Bank shall have the right, immediately and
                 without further action by it, to set-off against the Notes all money owed by the Bank in any capacity to the Company, whether or not due, and the Bank shall be deemed to have exercised such right of set-off and to have made a charge against any such money immediately upon the occurrence of such event of default even though such charge is made or entered on the books of the Bank subsequent thereto.

         8. Conditions Precedent to Loans. Prior to the Bank making the initial Loan, the Company will cause to be delivered to the Bank the following:

                 (a) the favorable written opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, counsel to the Company, dated as of the date hereof, addressed to the Bank and satisfactory to Moore & Van Allen, special counsel to the Bank

                          (i) confirming the accuracy of the representations and
                 warranties set forth in subsection 4(a), (b), (e) and (f) hereof;

                          (ii) confirming that this Agreement and the Notes are,
                 or will be upon execution, valid and binding agreements enforceable in accordance with their respective terms;

                          (iii) to the effect that no registration with or
                 consent or approval of other action by any Federal,

                 State or other government authority or regulatory body is, or will be, required for the execution and delivery of this Agreement or the Notes; and

                          (iv) as to such other matters as the Bank may
                 reasonably request.

                          The opinion delivered pursuant to this section with
                 respect to the enforceability of any instrument, may be made subject as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency and similar laws and to moratorium laws from time to time in effect. As to matters of fact, such opinions may be qualified to the extent of the knowledge of such counsel based upon reasonable investigation;

                 (b) resolutions of the Company certified by its corporate secretary approving and adopting the Agreement and the Notes and authorizing the execution and delivery thereof;

                 (c) the executed Agreement; and

                 (d) the executed Notes.

         9. Notice. Any notice shall be conclusively deemed to have been received by either party hereto and be effective on the day on which delivered to such party at the address set forth below or such other address as such party shall specify to the other party in writing, or if sent prepaid by certified or registered mail or by telegram or telex (where the receipt of such message is verified by return) on the third Business Day after the day on which mailed (or sent), addressed to such party at said address:

         (a)     if to the Company:

                 GoodMark Foods, Inc.
                 P.O. Box 18300
                 Raleigh, North Carolina 27619
                 Attention: Chief Financial Officer

                 With a copy to:

                 Smith, Anderson, Blount, Dorsett, Mitchell &
                 Jernigan
                 1300 St. Mary's Street
                 Raleigh, North Carolina 27605
                 Attention: Henry A. Mitchell, Jr., Esq.

         (b)     if to the Bank:

                 NCNB National Bank of North Carolina
                 One NCNB Plaza (T10-7)
                 Charlotte, North Carolina 28255
                 Attention: James L. Sigman

                 With a copy to:

                 Moore & Van Allen
                 One Hannover Square
                 Raleigh, North Carolina 27601
                 Attention: C. Steven Mason, Esq.

         10.     Miscellaneous.

                 (a) No failure or delay on the part of the Bank in the exercise of any right, power or privilege hereunder or under the Notes shall operate as a waiver of any such right, power or privilege nor shall any such failure or delay preclude any other or further exercise thereof. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

                 (b) All covenants, agreements, representations, and warranties made herein and in the other Loan Documents shall survive the making by the Bank of the loans herein contemplated and the execution and delivery to the Bank of the Loan Documents and shall continue in full force and effect so long as any of the indebtedness of the Company to the Bank or any obligations of the Company to the Bank remain outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party and all covenants, provisions, and agreements by or on behalf of the Company which are contained in this Agreement shall inure to the benefit of the successors and assigns of the Bank.

                 (c) No approval, decision, opinion, or action required by the Bank ("Approval") hereunder nor any modification, amendment or waiver ("Waiver") of any provision of this Agreement or any other Loan Document, nor any consent to any departure by the Company therefrom ("consent") shall in any event be effective unless the same shall be delivered in accordance with the provisions of Section 9 hereof, and then such Approval, Waiver or Consent shall be effective only in the specific instance and for the purpose for which given, but any such Approval, Waiver or Consent when so signed shall be effective and binding upon the Bank. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in the same, similar or other circumstances.

                 (d) This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

                 (e) The terms hereof shall extend to any subsequent holder of the Notes.

                 (f) All documents executed pursuant to the transactions contemplated herein, including without limitation this Agreement and the Notes, shall be deemed to be contracts made under, and for all purposes shall be construed in accordance with, the internal laws and judicial decision of the State of North Carolina.


         IN WITNESS WHEREOF, the Bank and the Company, by their respective duly authorized officers, have executed this Agreement as of the day and year first above written.


                                           NCNB NATIONAL BANK OF NORTH CAROLINA

                                           By /s/ J.L. Sigman
                                              ---------------------------------
                                              Assistant Vice President
                                              ---------------------------------


                                           GOODMARK FOODS, INC.

                                           By: /s/ ???
                                              ---------------------------------
                                           Title: Vice President and
                                                  Chief Financial Officer

ATTEST:

/s/ Alvin C. Blalock
--------------------------------
Secretary

(Corporate Seal)

                                   EXHIBIT A

Legal Proceedings


None, except as set forth below:

         (1) As disclosed in the Borrower's Form 10-Q filed with the SEC for the quarter ended August 28, 1988 under Part II, Item 1 "Legal Proceedings." On October 20, 1989, Borrower filed a Motion for Summary Judgment as to all of the Plaintiff's claims for relief as stated in the Amended Complaint. On April 6, 1990, Borrower's Motion was argued orally before the Honorable Milton L. Schwartz, United States District Judge for the Eastern District of California. The District Court tentatively ruled in the Borrower's favor as to eight of the Plaintiff's nine claims for relief, reserving its ruling on the Motion for Summary Judgment as to one claim. Although a final Order has not been entered, the ten (10) day period for filing objections by Plaintiff's counsel as to the tentative Order has expired without comment. The Court's ruling on the Plaintiff's remaining claim for relief is expected on or before June 10, 1990.

         (2) General Mills, Inc. recently requested that the Borrower pay to General Mills the sum of $235,426.69, which is allegedly owed pursuant to the terms of a Settlement Agreement between General Mills and the Borrower, among others, dated September 15, 1982. The Borrower has responded that it is not liable to General Mills under the Settlement Agreement for the amount requested, or any amount.

                 At this time, there is no litigation pending in which this claim has been asserted. If, however, this claim is eventually asserted against the Borrower, the Borrower intends to contest the claim vigorously.